Exhibit 99.1

MULTICELL IMMUNOTHERAPEUTICS AND OXIS BIOTECH SIGN ANTIBODY-DRUG CONJUGATE R&D, PRODUCT LICENSE AND COMMERCIALIZATION AGREEMENT

WOONSOCKET, RI / March 12, 2015 / PRNewswire / MultiCell Immunotherapeutics, Inc. (MCIT), a majority owned subsidiary of MultiCell Technologies, Inc. [OTC: MCET] announced today it has signed a research & development and product license agreement with Oxis Biotech, Inc. (OXIS) to create three novel antibody-drug conjugates (ADCs) containing OXIS’ lead drug candidates using MCIT’s proprietary ADC platform technology. These ADC product candidates are to be used by OXIS for the treatment of triple-negative breast cancer, and multiple myeloma and associated osteolytic lesions which are significant unmet medical needs.

Under the terms of the agreement, OXIS paid MCIT a license fee of $500,000, and will reimburse MCIT up to $1.125 million in development costs for the three ADC product candidates. Oxis will also pay up to $12.75 million in clinical development milestones, and was granted an option to purchase manufacturing rights to the three ADCs upon payment of an additional $10 million. OXIS was also granted a worldwide exclusive license to sell the three ADC product candidates, and will pay a royalty of 3% of net yearly sales. MCIT retained all rights to its ADC platform for all therapeutic indications, and is free to pursue its own drug development programs and to partner with other interested pharmaceutical and biotechnology companies.

Sales of breast cancer drugs are projected to increase in nine major world markets from $9.8 billion in 2013 to $18.2 billion by 2023, according to new forecasts from IMS Health. Analysts at Visiongain, Ltd. predict the world market for multiple myeloma therapies will reach $11.5 billion in 2017.

According to FiercePharma, Celgene's [NASDAQ: CELG] cancer drug Revlimid® for the treatment of multiple myeloma generated nearly $5 billion in revenue for the company in 2014. Analysts believe sales of Revlimid could double within 5 years as a result of FDA’s recent approval of expanded labeling concerning the use of Revlimid in combination with dexamethasone for patients newly diagnosed with multiple myeloma. About 93,600 patients are living with multiple myeloma in Europe and about 88,499 patients are living with it in the United States, Celgene said.

PDL BioPharma, Inc. [NASDAQ: PDLI] stated its licensee Genentech, Inc. reported sales of Herceptin® which is used to treat HER2 breast cancer totaled $7.3 billion in 2014. Of the 280,000 patients in the USA diagnosed annually with breast cancer, about 20% are diagnosed with triple-negative breast cancer. Treatment options for triple-negative breast cancer patients are limited because the three most common types of receptors known to fuel most breast cancer growth – estrogen, progesterone, and the HER-2/neu gene – are not present in the triple-negative breast cancer cells, hence patients are ineligible for treatment with either hormonal or HER2-targeted agents such as Herceptin. Treatment typically involves non-targeted cytotoxic chemotherapies.

The Emmes Group, a strategy consulting firm with offices in Boston and San Francisco, believes if OXIS achieves all of its clinical development milestones, purchases manufacturing rights to the ADCs, and meets worldwide sales and sublicensing expectations following receipt of marketing approval for the three ADCs for the treatment of breast cancer and multiple myeloma, MCIT could expect to receive in excess of $540 million during the term of the agreement.

MCIT’s ADC platform technology is based on unique multivalent, cleavable linkers that allow tethered drugs to be released intracellularly or extracellularly upon binding of the antibody to the target cell. Additionally, the MCIT linkers are designed to attach multiple drugs per targeting antibody, and to release the drugs in their original form without modification of the drug.

“We are very excited about our novel, enabling antibody-drug conjugate technology, and are pleased to partner with Oxis Biotech to develop targeted delivery versions of their drug candidates”, said W. Gerald Newmin, Chairman and Chief Executive Officer of MultiCell Immunotherapeutics. “We continue to explore therapeutic indications and drug combinations of interest to us, and will continue to aggressively seek partnerships with larger pharmaceutical and biotechnology companies who are interested in using our ADC technology to help facilitate the targeted delivery of their drugs”, stated Mr. Newmin.

About MultiCell Immunotherapeutics

MultiCell Immunotherapeutics, Inc. (MCIT), a majority owned subsidiary of MultiCell Technologies, Inc. [OTC: MCET], is a biotechnology company developing novel therapeutics and drug delivery platform technologies to treat a variety of human diseases. MCIT’s next-generation antibody drug conjugates provide for the simultaneous targeted delivery of multiple drugs from a single antibody. This unique, targeted co-delivery capability enables the localization of both drugs within a target cell where they exert their biological effect and helps to minimize adverse off-target effects.

About MultiCell Technologies

MultiCell Technologies, Inc. is a clinical-stage biopharmaceutical company developing novel therapeutics and discovery tools for the treatment of neurological disorders, hepatic disease and cancer. For more information about MultiCell Technologies, please visit http://www.multicelltech.com.

Caution Regarding Forward-Looking Statements

Any statements in this press release about MultiCell’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). These statements are often, but not always, made through the use of words or phrases such as “believe”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “forecast”, “could”, and “would”. MultiCell bases these forward- looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not achieve our anticipated clinical development milestones, receive regulatory approval, or successfully commercialize our products as expected, the market for our products will not grow as expected, and the risk that our products will not achieve expectations. For additional information about risks and uncertainties MultiCell faces, see documents that MultiCell files with the Securities and Exchange Commission, including MultiCell's report on Form 10-K for the fiscal year ended November 30, 2014, and all of MultiCell’s quarterly and other periodic SEC filings. MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and assumes no obligation and expressly disclaims any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact

MultiCell Technologies, Inc.

W. Gerald Newmin, Chairman and CEO

(401) 762-0045

MCETInvestor@multicelltech.com